AGREEMENT AND PLAN OF MERGER
                                 AMENDMENT NO. 1


         This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Merger, dated as of March 30, 1999, is entered into by and among Tyler Corporation, a Delaware corporation ("Parent"), CPS Systems, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and CPS Systems, Inc., a Texas corporation (the "Company").

         WHEREAS, Parent, Merger Sub, and the Company entered into that certain Agreement and Plan of Merger dated as of March 30, 1999 (the "Merger Agreement");

         WHEREAS, each of Parent, Merger Sub, and the Company desire to amend the Merger Agreement as set forth in this Amendment;

         THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which all parties mutually acknowledge, the parties agree as follows:

         1. Section 7.01 of the Merger Agreement, Termination, is hereby amended by deleting the terms and provisions of Section 7.01(b) in their entirety and replacing such terms and provisions with the following:

         "(b) by Parent, if at any time prior to the sixtieth (60th) day immediately following execution of this Agreement the results of its due diligence review of the Company are not satisfactory to Parent in its sole discretion;"

         2. Section 5.11 of the Merger Agreement, Registration Statement; Proxy Statement, is hereby amended by deleting the first sentence of Section 5.11(a) in its entirety and replacing such sentence with the following:

         "(a) Promptly after the expiration of sixty (60) days from the date of this Agreement, Parent and the Company will use their respective commercially reasonable efforts to prepare and file a registration statement on Form S-4 with the SEC, containing a proxy statement / prospectus for the stockholders of the Company, in connection with the registration of the offer and sale of the Tyler Shares."

         3. All other terms and provisions of the Merger Agreement shall remain unchanged.

         4. This Amendment will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts-of-law, rule, or principle that might require the application of the laws of another jurisdiction.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by a duly authorized officer to be effective as of April 20, 1999.

                                         TYLER CORPORATION,
                                         a Delaware corporation



                                         By:      _______________________
                                         Name:    John M. Yeaman
                                         Title:   President



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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by a duly authorized officer to be effective as of April 20, 1999.


                                   CPS SYSTEMS, INC.,
                                   a Delaware corporation and wholly-owned
                                   subsidiary of Tyler Corporation



                                   By:      ________________________________
                                   Name:    John M. Yeaman
                                   Title:   President


                                   CPS SYSTEMS, INC.,
                                   a Texas corporation



                                   By:      ________________________________
                                   Name:    ________________________________
                                   Title:   ________________________________